EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contact: Laura J. Wakeley
717-291-2616
Fulton Financial reports third quarter earnings
     (October 21) — Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) earned $29.1 million for the third quarter ended September 30, 2008, a 13.4 percent decrease from the same period in 2007. Diluted net income per share for the quarter was 17 cents, a 10.5 percent decrease from the 19 cents reported in the same period in 2007. Diluted net income per share for the quarter increased 13.3 percent from the 15 cents reported in the second quarter of 2008.
     The Corporation’s earnings for the third quarter ended September 30, 2008, in comparison to the same period in 2007 and the second quarter of 2008 were impacted by a number of previously disclosed significant items recorded in those prior periods. During the third quarter of 2007, the Corporation recorded a $16.0 million pre-tax charge related to its mortgage banking operations. During the second quarter of 2008, the Corporation recorded a $13.9 million pre-tax gain on the sale of its credit card portfolio, offset by pre-tax charges of $13.2 million related to the establishment of a reserve related to the purchase of auction rate securities (ARCs) held in customer accounts and $24.7 million for other-than-temporary impairment of bank stocks. During the third quarter of 2008, the Corporation recorded an additional $10.8 million of pre-tax charges related to the other-than-temporary impairment of bank stocks and certain debt securities. Excluding these items, the decrease in net income for the third quarter of 2008 in comparison to the same period in 2007 and the second quarter of 2008 was primarily due to an increase in the provision for loan losses.
     Net income was $96.3 million for the nine months ended September 30, 2008, a 16.0 percent decrease from the same period in 2007. Diluted net income per share for the nine months ended September 30, 2008 was 55 cents, a 16.7 percent decrease from the 66 cents reported in 2007. Total assets at September 30, 2008 were approximately $16.1 billion.
     “Our third quarter performance was negatively impacted by write downs in the investment portfolio and a significant increase in the provision for loan losses due to deteriorating economic conditions,” said R. Scott Smith, Jr., chairman, chief executive office and president. “We do not expect improvement in our asset quality metrics until we begin to see tangible signs of economic recovery. Many households and businesses are currently struggling. We are committed to helping
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our customers weather these difficult conditions. Overall loan growth remains healthy due to increased market share opportunities and we continue to see steady growth in our net interest income. Retail funding remains a challenge and we will continue to attract customer deposits through ongoing marketing and promotional activity. Core banking non-interest income is strong and expenses are well controlled as a result of our ongoing process improvement initiatives.”
     Loans, net of unearned income, increased $835.2 million, or 7.6 percent, to $11.8 billion at September 30, 2008, compared to $11.0 billion at September 30, 2007. The increase was primarily due to a $490.0 million, or 14.4 percent, increase in commercial mortgages, a $225.7 million, or 6.8 percent, increase in commercial loans, a $174.9 million, or 11.9 percent, increase in home equity loans and a $170.3 million, or 21.1 percent, increase in residential mortgages. These increases were partially offset by a $112.2 million, or 22.4 percent, decrease in consumer loans, largely due to the aforementioned sale of the credit card portfolio in the second quarter of 2008, and a $111.6 million, or 8.0 percent, decrease in construction loans. In comparison to the second quarter of 2008, loans, net of unearned income, increased $246.0 million, or 2.1 percent, which was mainly due to growth in commercial mortgages of $105.4 million, or 2.8 percent, an increase in home equity loans of $53.5 million, or 3.4 percent, and an increase in residential mortgages of $50.2 million, or 5.4 percent.
     Non-performing assets were $186.4 million, or 1.15 percent of total assets, at September 30, 2008, compared to $107.0 million, or 0.69 percent, at September 30, 2007 and $164.5 million, or 1.02 percent, at June 30, 2008. The $79.4 million, or 74.2 percent, increase in non-performing assets since September 30, 2007 was primarily due to deteriorating general economic conditions with increases in non-performing loans across most loan types.
     Annualized net charge-offs for the quarter ended September 30, 2008 were 0.38 percent of average total loans, compared to 0.08 percent for the quarter ended September 30, 2007 and 0.33 percent for the quarter ended June 30, 2008. Net loans charged off increased $9.0 million, or 437.8 percent, for the quarter ended September 30, 2008 in comparison to the same period in 2007. The increase in charge-offs was across all loan types. For the nine months ended September 30, 2008, annualized net charge-offs were 0.29 percent of average total loans, compared to 0.07 percent for the same period in 2007. The provision for loan losses increased $22.1 million for the third quarter of 2008, as compared to the same period in 2007, and increased $10.0 million from the second quarter of 2008. For the nine months ended September 30, 2008, the provision for loan losses was $54.6 million, a 561.1 percent increase from the $8.3 million recorded during the same period in 2007. The increase in the provision for loan losses was due to the increase in the level of non-performing assets, which required additional allocations to the allowance for credit losses and

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reflects the negative impact of weakening economic conditions on borrowers’ ability to repay their loans.
     Total deposits decreased $374.6 million, or 3.6 percent, to $9.9 billion at September 30, 2008 compared to $10.3 billion at September 30, 2007. The decrease was due to a $291.6 million, or 6.3 percent, decrease in time deposits and an $83.0 million, or 1.5 percent, decrease in demand and savings deposits. In comparison to the second quarter of 2008, total deposits decreased $21.6 million, or 0.2 percent, due to a $120.7 million, or 2.1 percent, decrease in demand and savings deposits, offset by a $99.1 million, or 2.3 percent, increase in time deposits.
     Net interest income for the third quarter of 2008 increased $11.6 million, or 9.5 percent, compared to the same period in 2007 and increased $2.1 million, or 1.6 percent, from the second quarter of 2008. The Corporation’s net interest margin was 3.74 percent for the third quarter of 2008, 3.62 percent for the third quarter of 2007 and 3.75 percent for second quarter of 2008. The improvement in net interest income in comparison to the same period in 2007 was mainly due to the Corporation’s increased use of lower cost short-term borrowings, rather than higher cost interest-bearing deposit accounts, to fund asset growth.
     Other income, excluding investment securities (losses) gains, increased $3.2 million, or 8.8 percent, in the third quarter of 2008 compared to the same period in 2007. The increase was due to an increase in fee income on deposit accounts of $4.9 million, an increase due to fees earned in 2008 under an ongoing marketing agreement with the purchaser of the credit card portfolio of $1.3 million and an increase in fees on non-deposit services of $1.1 million. These increases in comparison to the same period in 2007 were partially offset by a $2.1 million gain from the sale of certain mortgage-related assets and the settlement of related lawsuits recorded during the third quarter of 2007 and a $1.2 million decrease in investment management and trust services income. Compared to the second quarter of 2008, other income, excluding securities (losses) gains and the gain on the sale of the credit card portfolio, was essentially unchanged.
     Investment securities losses in the third quarter of 2008 were $9.5 million compared to $134,000 in the third quarter of 2007. The third quarter loss resulted from $2.1 million other-than-temporary impairment charges on bank stocks and $8.7 million of other-than-temporary impairment charges on other securities. These losses were partially offset by $1.3 million in net gains on the sale of equity and debt securities. During the second quarter of 2008, the Corporation recorded the aforementioned $24.7 million of other-than-temporary impairment charge on bank stocks. As of September 30, 2008, the bank stock portfolio has a carrying value of $55.2 million and a fair value of $54.3 million.
     Other expenses decreased $8.8 million, or 8.2 percent, compared to the same period in 2007, to $99.2 million. The decrease was primarily due to the aforementioned $16.0 million pre-tax

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charge in 2007 related to the Corporation’s potential repurchase of previously sold residential mortgage loans and home equity loans, partially offset by a $2.8 million increase in salaries and employee benefits and an additional $2.7 million loss in 2008 due to a decrease in the estimated fair value of ARCs still held in customer accounts. Compared to the second quarter of 2008, other expenses decreased $10.6 million, or 9.6 percent, due primarily to the aforementioned $13.2 million loss recorded in the second quarter of 2008 related to ARCs.
     Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has nearly 3,900 employees and operates more than 265 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust Company, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ and The Columbia Bank, Columbia, MD.
     The Corporation’s financial services affiliates include: Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc., Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA. Residential mortgage lending is offered by all banks through Fulton Mortgage Company.
     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.
Safe Harbor Statement:
     This news release may contain forward-looking statements with respect to our financial condition, results of operations and business. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995. When words such as “believes,” “expects,” “anticipates” or similar expressions are used in this release, the Corporation is making forward-looking statements.
     Such forward-looking statements reflect the Corporation’s current views and expectations based largely on information currently available to its management, and on its current expectations, assumptions, plan, estimates, judgments, and projections about its business and its industry, and they involve inherent risks, contingencies, uncertainties and other factors. Although the Corporation believes that these forward-looking statements are based on reasonable estimates and assumptions, the Corporation is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct and actual results could differ materially from those expressed or implied by such forward-looking statements and such statements are not guarantees of future performance. The Corporation

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undertakes no obligation to update or revise any forward-looking statements. Accordingly, investors and others are cautioned not to place undue reliance on such forward-looking statements.
     Many factors could affect future financial results including, without limitation, acquisition and growth strategies; market risk; changes or adverse developments in economic, political or regulatory conditions; a continuation or worsening of the current disruption in credit and other markets, including the lack of or reduced access to, and the abnormal functioning of markets for mortgage and other asset-backed securities and for commercial paper and other short-term borrowings; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and income growth; investment securities gains; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth; asset quality and the impact on assets from adverse changes in the economy and in credit and other markets and resulting effects on credit risk and asset values; balances of risk-sensitive assets to risk-sensitive liabilities; salaries and employee benefits and other expenses; amortization of intangible assets; goodwill impairment; capital and liquidity strategies; and other financial and business matters for future periods.
     For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation’s filings with the Securities and Exchange Commission.
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